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                                  EXHIBIT 12.1
                        PACIFIC GAS AND ELECTRIC COMPANY
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

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
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                                                              Year ended December 31,
                                            ----------------------------------------------------------
(dollars in millions)                         1998          1997        1996        1995        1994
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
Earnings:
  Net income                                $   729     $    768     $    755    $  1,339    $  1,007
Adjustments for minority
    interests in losses of
    less than 100% owned
    affiliates and the
    Company's equity in
    undistributed losses
    (income) of less than
    50% owned affiliates                          -            -            3           4          (3)
Income tax expense                              629          609          555         895         837
  Net fixed charges                             673          628          683         716         729
                                            -------     --------     --------    --------    --------
      Total Earnings                        $ 2,031     $  2,005     $  1,996    $  2,954    $  2,570
                                            =======     ========     ========    ========    ========
Fixed Charges:
  Interest on long-
    term debt, net                          $   585     $    485     $    574    $    616    $    639
  Interest on short-
    term borrowings                              50          101           75          83          77
  Interest on capital leases                      2            2            3           3           2
  AFUDC debt                                     12           17            8          11          13
  Earnings required to
    cover the preferred stock
    dividend and preferred
    security distribution
    requirements of majority
    owned trust                                  24           24           24           3           -
                                            -------     --------     --------    --------    --------
      Total Fixed Charges                   $   673     $    629     $    684    $    716    $    731
                                            =======     ========     ========    ========    ========
Ratios of Earnings to
  Fixed Charges                                3.02         3.19         2.92        4.13        3.52

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Note:    For the purpose of computing Pacific Gas and Electric Company's ratios of earnings to fixed charges, "earnings" represent net income adjusted for the minority interest in losses of less than 100% owned affiliates, cash distributions from and equity in undistributed income or loss of Pacific Gas and Electric Company's less than 50% owned affiliates, income taxes and fixed charges (excluding capitalized interest). "Fixed charges" include interest on long-term debt and short-term borrowings (including a representative portion of rental expense), amortization of bond premium, discount and expense, interest of subordinated debentures held by trust, interest on capital leases, and earnings required to cover the preferred stock dividend requirements.